                                                            EXHIBIT 11
                                                            Page 1 of 2


                NEWMONT MINING CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                           Three Months Ended         Nine Months Ended
                                             September 30,              September 30,
                                        ----------------------     ----------------------
                                           1995         1994          1995         1994
                                        ---------    ---------     ---------    ---------
INCOME DATA:

  Net income                            $  25,292    $ 20,424      $ 108,645    $ 59,337
  Preferred stock dividends                (3,953)     (3,953)       (11,859)    (11,859)
                                        ---------    --------      ---------    ---------

  Net income applicable to
    common shares                       $  21,339    $ 16,471      $  96,786    $ 47,478
                                        =========    ========      =========    ========
COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares           86,204      85,971         86,139      85,916
  Equivalent common shares from
    stock options                             277         219            171         226
                                        ---------    --------       --------    --------
  Common and common equivalent shares      86,481      86,190         86,310      86,142
                                        =========    ========       ========    ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                   $    0.25    $   0.19       $   1.12    $   0.55
                                        =========    ========       ========    ========

                                                            EXHIBIT 11
                                                            Page 2 of 2


                NEWMONT MINING CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                           Three Months Ended         Nine Months Ended
                                             September 30,              September 30,
                                        ----------------------     ----------------------
                                           1995         1994          1995         1994
                                        ---------    ---------     ---------    ---------
INCOME DATA:

  Net income applicable to
    common shares                       $  25,292    $  20,424      $ 108,645    $  59,337
                                        =========    =========      =========    =========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares           86,204       85,971         86,139       85,916
  Equivalent common shares from
    stock options                             277          311            216          301
  Equivalent common shares from
    conversion of preferred stock           7,899        7,899          7,899        7,899
                                        ---------    ---------      ---------    ---------
  Common and common equivalent shares      94,380       94,181         94,254       94,116
                                        =========    =========      =========    =========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                   $    0.27    $   0.22       $    1.15    $   0.63
                                        =========    =========      =========    =========